UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 10, 2008

Cirrus Logic, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-17795	77-0024818
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2901 Via Fortuna, Austin, Texas		78746
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512-851-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) At a meeting on September 10, 2008, as part of its annual review of executive compensation, the Compensation Committee (the "Committee") of the Board of Directors of Cirrus Logic, Inc. (the "Company") approved increases in the annual base salary for Dr. Jason Rhode, President and Chief Executive Officer, and Mr. Thurman Case, Chief Financial Officer. Dr. Rhode’s annual salary was increased from $335,000 to $390,000. Mr. Case’s annual salary was increased from $230,000 to $245,000.

The Committee increased Dr. Rhode’s base salary in recognition of his performance and the Committee’s previously stated intent to move Dr. Rhode’s salary over time towards the 50th percentile of base salary levels of Chief Executive Officers of comparable companies. The Committee increased Mr. Case’s salary in recognition of his performance and to align, over time, his compensation with the compensation of Chief Financial Officers of peer companies.

In addition, the Committee approved the following stock option grants pursuant to the Company’s 2006 Stock Incentive Plan, which was filed with the Securities and Exchange Commission ("SEC") on Form S-8 on August 1, 2006:

Dr. Jason Rhode, President and Chief Executive Officer - 265,000 stock options
Mr. Thurman Case, Chief Financial Officer - 50,000 stock options
Mr. Scott Thomas, Vice President, General Counsel, and Corporate Secretary - 58,000 stock options

The price of the stock option grants will be set at the closing price of the Company’s stock on the Company’s next regularly scheduled monthly grant date (scheduled for October 1, 2008). The options will have a term of ten years and 25% will vest one year from the date of hire and 1/48th of the options will vest monthly thereafter until fully vested after four years.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cirrus Logic, Inc.

September 15, 2008	By:	Thurman K. Case

Name: Thurman K. Case
Title: Chief Financial Officer